Exhibit 99.1

The LGL Group, Inc. Reports Full Year and
Fourth Quarter 2011 Financial Results

ORLANDO, FL, March 28, 2012 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the full year and quarter ended December 31, 2011.

2011 Full-Year and Fourth Quarter Financial Results

Total revenues for the year ended December 31, 2011, were approximately $35,682,000, a decrease of 23.5% from revenues of $46,656,000 in 2010.  Net income for the year ended December 31, 2011 was $382,000, compared with net income of $9,423,000 in 2010.  Diluted earnings per share were $0.15 for the year ended December 31, 2011, compared with earnings per share of $4.19 for the year ended December 31, 2010.  The decrease in 2011 revenues was due to weakness in the global macroeconomic environment, which led to delays in capital decisions for telecommunications (“Telecom”) infrastructure spending, and the continuing uncertainty related to government budget and spending cycles, which has affected the Military, Instrumentation, Space and Avionics (“MISA”) market segments.  The decrease in net income is a direct result of the decrease in revenues, as well as the positive impact to net income and earnings per share for 2010 due to the realization of tax benefits from the Company’s net operating loss carryforwards and the reduction in the valuation allowance against the Company’s deferred tax assets at December 31, 2010.

Pre-tax earnings for the year ended December 31, 2011, was $567,000, compared to $6,478,000 for the same period in 2010, and pre-tax diluted earnings per share was $0.22 for the year ended December 31, 2011, compared to $2.88 for the same period in 2010.  The decreases in pre-tax earnings per share were partially attributable to the 14.4% increase in the weighted average number of shares outstanding, which was 2,572,825 for the year ended December 31, 2011, compared to 2,248,180 for the same period in 2011.  The increase in the weighted average shares outstanding is due primarily to the additional 350,000 shares sold by the Company in its public offering completed February 2011.

Total revenues for the quarter ended December 31, 2011 were approximately $7,387,000, a decrease of 32.9% from the comparable period in 2010. Pre-tax loss for the quarter ended December 31, 2011 was ($444,000), compared to pre-tax earnings of $1,042,000 for the comparable period in 2010.  Pre-tax diluted loss per share was ($0.11) for the quarter ended December 31, 2011, compared to pre-tax diluted earnings per share of $1.87 for the comparable period in 2010.  Included in the fourth quarter 2010 results was a reversal of substantially all of the valuation allowance against deferred tax assets, which provided a net tax benefit to net income of $3,160,000, or $1.41 to earnings per share, for the quarter ended December 31, 2010.

Greg Anderson, LGL’s President and Chief Executive Officer said, “While profitable for the full-year 2011, we are disappointed with our fourth quarter 2011 results.  However, we generated $2.3 million in cash from operations and our customer positions remain strong.” Mr. Anderson noted, “The Company is continuing to invest strategically in technologies for the communications infrastructure and wireless markets.  We believe that we are well-positioned in the market to leverage our operating platform as the business cycle improves.”

The Company’s order backlog was $8,634,000 at December 31, 2011, compared to $9,119,000 at September 30, 2011.  The 5.3% decrease in the order backlog is due to the reduced order activity and the effect of extended order dates for customers in both the Telecom and MISA market segments during the quarter ended December 31, 2011.

2011 Gross Margins of 30.2% and Cash from Operations of $2.3 Million

Gross margins for the year ended December 31, 2011 were 30.2%, compared to 35.0% for 2010.  The decrease in gross margin was primarily due to the decrease in 2011 revenues compared to 2010, which spread fixed infrastructure costs over a smaller revenue base.  Mr. Anderson said, “Management has continued to focus on driving operational improvement and stringent oversight of expenses to improve our ability to weather the business cycle.”

The Company generated cash from operations of $2,321,000 for the year ended December 31, 2011, compared to $5,503,000 for the same period in 2010.  Cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, improved to $8,230,000 at December 31, 2011, compared to $9,696,000 at December 31, 2010.  The improvement was due to managing working capital levels to align with the reduced business activity that prevailed during the fourth quarter of 2011.

Mr. Anderson said, “Our balance sheet provides us with a strong capital position as we enter into 2012.  From this solid foundation, management continues to seek opportunities for investment that will expand our growth opportunities and build upon our stable operating base to create shareholder value.”

Investor’s Conference Call Scheduled for Thursday, March 29, 2011 at 10:00 A.M. ET

An investor conference call is scheduled for Thursday, March 29, 2011 at 10:00 a.m. ET.  The purpose of the call is to discuss the Company’s fourth quarter and full-year 2011 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 894-5910 for domestic callers and (785) 424-1052 for international callers.  The conference ID is LGLIR328.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the year ended December 31,	2011	2010

REVENUES	$35,682	$46,656
Cost and expenses:
Manufacturing cost of sales	24,918	30,306
Engineering, selling and administrative	10,090	9,571
Impairment loss on Lynch Systems’ assets	--	20
OPERATING INCOME	674	6,759
Total other income (expense)	(107)	(281)
INCOME BEFORE INCOME TAXES	567	6,478
Income tax benefit (provision)	(185)	2,945

NET INCOME	$382	$9,423

Weighted average number of shares used in basic and diluted EPS calculation.	2,572,825	2,248,180

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE.	$0.15	$4.19

For the quarter ended December 31,	2011	2010

REVENUES	$7,387	$11,023
Cost and expenses:
Manufacturing cost of sales	5,327	7,527
Engineering, selling and administrative	2,455	2,483
OPERATING INCOME (LOSS)	(395)	1,013
Total other income (expense)	(49)	29
INCOME (LOSS) BEFORE INCOME TAXES	(444)	1,042
Income tax benefit	148	3,160

NET INCOME (LOSS)	$(296)	$4,202

Weighted average number of shares used in basic and diluted EPS calculation.	2,582,049	2,248,180

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE.	$(0.11)	$1.87

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$13,709	$4,147
Accounts receivable, less allowances of $131 and $161, respectively	4,309	5,782
Inventories	5,676	5,947
Deferred taxes	960	1,295
Prepaid expenses and other current assets	292	317
Total current assets	24,946	18,568
Property, plant and equipment, net	4,530	3,828
Other assets	2,945	2,409
Total assets	32,421	23,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	6,828	4,659
Long-term debt, net of current portion	--	370
Total Liabilities	6,828	5,029
Stockholders’ Equity	25,593	18,696
Total Liabilities and Stockholder’s Equity	$32,421	$23,725

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of 2011 GAAP Net Income to Non-GAAP Pre-Tax Earnings

For the year ended December 31, 2011	Dollars (000’s)	Amounts Per Share

Net income and diluted earnings per share	$382	$0.15
Income tax provision	185	0.07
Pre-tax earnings and pre-tax earnings per share	$567	$0.22

Weighted average number of shares used in basic and diluted EPS calculation.	2,572,825

For the quarter ended December 31, 2011	Dollars (000’s)	Amounts Per Share

Net loss and diluted loss per share	$(296)	$(0.11)
Income tax benefit	(148)	(0.06)
Pre-tax loss and pre-tax loss per share	$(444)	$(0.17)

Weighted average number of shares used in basic and diluted EPS calculation.	2,582,049